Exhibit 99.1

Contact:

Susan K. Cullen

Senior Executive Vice President, Chief Financial Officer Flushing Bank

718-961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Announces Closing of $125.0 Million of Fixed-To- Floating Rate Subordinated Notes

Uniondale, NY – November 22, 2021, – Flushing Financial Corporation (the “Company”) (Nasdaq: FFIC), the parent holding company for Flushing Bank (the “Bank”), announced today that it has completed a $125.0 million offering of its fixed-to-floating rate subordinated notes due 2031 (the “Subordinated Notes”). The Subordinated Notes will have an initial coupon rate of 3.125%. Piper Sandler & Co. acted as Lead Bookrunning Manager with D. A. Davidson & Co. and RBC Capital Markets, LLC acting as Co-Managers for the offering. Holland & Knight LLP acted as legal counsel to the Company and Covington & Burling LLP acted as legal counsel to the underwriters.

John R. Buran, President and Chief Executive Officer, stated “The offering was oversubscribed which is an endorsement of our business model and successful execution of our strategic objectives. The majority of the proceeds will be used to repay the outstanding subordinated debt of $90.3 million with a weighted average coupon of 5.41% at the end of the third quarter with the remainder for general corporate purposes. The additional capital adds flexibility to executing against our strategic objectives.”

About Flushing Financial Corporation

Flushing Financial Corporation (Nasdaq: FFIC) is the holding company for Flushing Bank®, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, professionals, corporate clients, and public entities by offering a full complement of deposit, loan, equipment finance, and cash management services through its banking offices located in Queens, Brooklyn, Manhattan, and on Long Island. As a leader in real estate lending, the Bank’s experienced lending team creates mortgage solutions for real estate owners and property managers both within and outside the New York City metropolitan area. Flushing Bank is an Equal Housing Lender. The Bank also operates an online banking division consisting of iGObanking.com®, which offers competitively priced deposit products to consumers nationwide, and BankPurely®, an eco-friendly, healthier lifestyle community brand.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “goals”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s web site at http://www.flushingbank.com.

Tag: FF

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